                                                           RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
August 11, 2010

NN, INC. REPORTS STRONG SECOND QUARTER 2010 RESULTS

•	Revenues for second quarter and first six month rise 62.3% and 54.8% respectively over prior year
•	Net income for the second quarter and first six months of $5.1 million and $5.3 million compared to net losses of $13.5 million and $23.0 million for the same periods in 2009
•	Net income from normal operations for the second quarter and first six months of $4.4 million and $5.7 million compared to net losses of $8.0 million and $16.5 million for the same periods in 2009
•	Company increases full year revenue guidance

Johnson City, Tenn, August 11, 2010 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2010.  Net sales for the second quarter of 2010 were $92.7 million, an increase of $35.6 million, or 62.3% over net sales of $57.1 million for the same period of 2009.  Approximately $40.0 million of the increase was attributable to the recovering demand for the Company’s products, particularly in the industrial and automotive end markets.  This increase was offset by a negative foreign currency translation of $3.4 million and the negative effect of raw material pass through and mix changes of approximately $1.0 million.

Net income for the second quarter of 2010 was $5.1 million, or $0.31 per diluted share compared to a net loss of $13.5 million or $(0.83) per diluted share for the second quarter of 2009.  Net income for the second quarter of 2010 included:

•	$1.7 million pre-tax, $1.4 million net of tax, or $0.08 per diluted share in foreign currency exchange gains on intercompany loans;
•	$0.7 million pre-tax and net of tax, or $0.04 per diluted share in restructuring charges associated with the previously announced closing of our Tempe, Arizona facility.

Excluding these items, net income would have been $4.4 million, or $0.27 per diluted share for the second quarter of 2010.

Net loss for the second quarter of 2009 included:
•
A valuation allowance of $5.5 million, or $0.34 per diluted share on the full value of recorded deferred tax assets related to operating losses incurred by our U.S. operations.  The Company determined that these deferred tax assets would more than likely not be utilized based on higher than originally anticipated second quarter and cumulative 2009 losses at these units.

Excluding this item, net loss would have been $8.0 million, or $(0.49) per diluted share for the second quarter of 2009.

Net sales for the first six months of 2010 were $178.0 million compared to $115.0 million for the comparable period last year, an increase of $63.0 million, or 54.8%.  Approximately $69.1 million of the increase was attributable to the recovering demand for NN’s products, particularly in industrial and automotive end markets.  This increase was offset by the negative effect of raw material pass through and mix changes of approximately $5.0 million.  The negative effect of foreign currency translation accounted for the remainder of the difference.

Net income for the first six months of 2010 was $5.3 million, or $0.32 per diluted share compared to a net loss for the first six months of 2009 of $23.0 million, or $(1.41) per diluted share.  The results for the first six months of 2010 included:
•	$2.8 million pre-tax, $2.3 million net of tax or $0.14 per diluted share in foreign currency exchange gains on intercompany loans;
•	$2.2 million pre-tax and net of tax, or $0.14 per diluted share in restructuring charges and accelerated depreciation associated with the previously announced closing of the Tempe, Arizona facility;
•	$1.1 million pre-tax and net of tax, or $0.07 per diluted share in non-cash charges associated with the issuance of shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan;
•	$0.7 million pre-tax, $0.6 million net of tax, or $0.04 per diluted share related to labor cost adjustments associated with European government and labor union programs.

Excluding these items, net income would have been $5.7 million, or $0.35 per diluted share for the first half of 2010.

Net income for the first six months of 2009 included:
•	$0.7 million pre-tax, $0.6 million net of tax, or $0.04 per diluted share in restructuring charges. These charges were related to the closure of our Kilkenny, Ireland and Hamilton, Ohio facilities;
•
a valuation allowance of $5.5 million, or $0.34 per diluted share on the full value of recorded deferred tax assets  related to operating losses incurred by our U.S. operations.  The Company determined that these deferred tax assets would more than likely not be utilized based on higher than originally anticipated second quarter and cumulative 2009 losses at these units;

•	$0.6 million pre-tax, $0.4 million net of tax, or $0.02 per diluted share in write-off of loan costs.

Excluding these items, net loss would have been $16.5 million, or $(1.01) per diluted share for the first half of 2009.

James H. Dorton, Vice President and Chief Financial Officer commented, “The increase in our revenues and earnings for the second quarter and the first half of the year reflect the effect of recovering global economies, particularly in our served automotive and industrial end markets, as well as improved operational performance due to the leveraging of volume increases and the effect of the aggressive cost cutting initiatives we implemented at the beginning of the financial crisis in 2008.

 “We reported selling, general and administrative expenses of $7.2 million or 7.7% of net sales for the second quarter of 2010, compared to $6.4 million, or 11.2% of net sales for last year’s second quarter.  SG&A expenses for the first six months of this year were $15.0 million or 8.4% of net sales, compared to $13.3 million, or 11.6% of net sales for the same period in 2009.  Due to the leveraging of sales volumes and our aggressive cost cutting, we were able to return our SG&A expenses as a percentage of sales to historic levels.  The increase in SG&A dollars for the second quarter and the first half of the year compared to the same periods last year was due mainly to the reinstatement of salaries to pre-recessionary levels and costs associated with performance based compensation plans.

Mr. Dorton, continued, “As a percentage of net sales, cost of products sold for the second quarter of 2010 was 79.2% compared to 94.9%  for the comparable quarter last year.  The 2010 year-to-date cost of products sold was 80.0% compared to 95.8% for the same period last year.  The second quarter and first six months of 2009 were adversely affected by the sudden drop in sales volume we experienced as a result of the global economic recession.  This year, we have been able to favorably leverage production efficiencies due to our increased revenues and aggressive cost reduction initiatives.  Moving forward, we will continue to aggressively manage our costs to avoid permanent increases to our cost structure.

“Our debt, net of cash, was $81.8 million at June 30, 2010, an increase of $3.6 million over the December 31, 2009 amount of $78.2 million.  The increase in net debt is due to an increase in working capital needs associated with higher sales volume partially offset by the improvement in earnings for the first half of this year. The working capital increase was due primarily to an increase in accounts receivable based on the timing of receivable collections from the improved sales we experienced in the first half of the year.  The positive cash flow generated from revenues and improving working capital in the second half of the year will be used to fund approximately $12.3 million in capital expenditures, of which approximately 70% will be used for new programs at our Precision Metal Components business unit. As of June 30, we had spent $4.4 million, or 26% of our planned capital budget for the year.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Our revenues and earnings rebounded nicely in the first half of the year, mainly driven by a continued strong demand for our products in the automotive and industrial end markets we serve.  This improved level of customer demand combined with our aggressive cost cutting initiatives, mainly in fixed costs and improvements in variable cost performance enabled us to favorably leverage production efficiencies.

“For the second half of the year, we are forecasting continued strong customer demand for our products.  Traditionally, in terms of revenues, our third quarter is our weakest quarter due to seasonality factors.  Historically, our third quarter has been down sequentially versus the second quarter in a range of 8% to 10%.    However, based on continued strong customer demand, we are anticipating a third quarter with sales only slightly down from second quarter levels with continuing good demand through the end of the year.  We therefore are revising our previous guidance of $315 million to $335 million in revenues to a range of $350 million to $360 million in revenues for the full 2010 year.  The midpoint of our guidance reflects the assumption that during the second half of 2010 we will see revenues in line with our experience during the first half of the year.  We are encouraged by the pace of the recovery and the significant improvement we have experienced in profitability and corresponding cash flows during the first half of 2010. We look forward to the last half of 2010 with some level of confidence that the global economic recovery will continue to provide a level of demand that will return NN to solid levels of profitability moving forward.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 11 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of $259 million in 2009.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, customer demand for our products, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions, improvement in global automotive and industrial end markets, risks related to our ability to obtain favorable terms with respect to financial covenants from our lenders and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009.

Financial Tables Follow

NN, Inc. Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
Net sales	$92,693	$57,088	$178,033	$115,009
Cost of products sold (exclusive of depreciation shown separately below)	73,423	54,149	142,339	110,203
Selling, general and administrative	7,150	6,419	15,040	13,313
Depreciation and amortization	4,842	5,200	10,962	10,518
Restructuring and impairment charges	667	79	1,236	672
(Gain) loss on disposal of assets	2	(42)	3	(27)
Income (loss) from operations	6,609	(8,717)	8,453	(19,670)

Interest expense	1,755	1,848	3,483	2,886
Write-off of unamortized debt issue cost	--	--	130	604
Other income, net	(1,789)	(5)	(2,977	(125)
Income (loss) before provision (benefit) for income taxes	6,643	(10,560)	7,817	(23,035)
Provision (benefit) for income taxes	1,520	2,906	2,469	(45)
Net income (loss)	$5,123	$(13,466)	$5,348	$(22,990)

Diluted income per common share	$0.31	$(0.83)	$0.32	$(1.41)

Weighted average diluted shares	16,633	16,268	16,492	16,268

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$6,043	$8,744
Accounts receivable, net	65,483	49,412
Inventories, net	32,826	33,275
Other current assets	6,551	6,852
Total current assets	110,903	98,283

Property, plant and equipment, net	112,746	129,715
Goodwill, net	7,475	9,278
Other assets	4,490	5,376
Total assets	$235,614	$242,652

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,423	$38,048
Accrued salaries, wages and benefits	12,436	14,469
Current portion of long-term debt	8,177	9,405
Other liabilities	9,644	6,567
Total current liabilities	70,942	68,489

Deferred tax liability	2,873	3,558
Long-term debt, net of current portion	79,643	77,558
Other	13,981	16,244
Total liabilities	167,177	165,849

Total stockholders’ equity	68,437	76,803

Total liabilities and stockholders’ equity	$235,614	$242,652

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income (loss)	$5,123	$0.31	$(13,466)	$(0.83)
After-tax restructuring costs for plant closing	667	0.04	--	--
Foreign exchange gains on intercompany loans	(1,379)	$(0.08)	--	--
Valuation allowance on deferred taxes, net	--	--	5,478	0.34
Net income (loss) excluding restructuring and other special charges	$4,411	$0.27	$(7,988)	$(0.49)

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income (loss)	$5,348	$0.32	$(22,990)	$(1.41)
Foreign exchange gains on intercompany loans	(2,289)	(0.14)	--	--
After-tax restructuring costs and accelerated depreciation for plant closing	2,200	0.14	625	0.04
After-tax, non-cash charge for issuance of shares	1,101	0.07	--	--
After-tax adjustments to European labor costs	(641)	(0.04)	--	--
After-tax write-off of loan costs	--	--	387	0.02
Valuation allowance on deferred taxes, net	--	--	5,478	0.34
Net income (loss) excluding restructuring and other special charges	$5,719	$0.35	$(16,500)	$(1.01)